PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To prospectus dated March 15, 2013)	Registration No. 333-187288

Dividend Reinvestment and Direct Stock Purchase Plan

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated March 15, 2013. The purpose of this prospectus supplement is to disclose certain amendments to our Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) that we have approved in accordance with the Plan.
The following amendments to the Plan will take effect on June 1, 2014:

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We will no longer apply a 5% discount to the purchase price of shares purchased with reinvested dividends. References to the discount throughout the prospectus, including on the cover page and pages 2, 3 and 8 are deleted.

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We will no longer pay per share brokerage commission trading fees on initial and optional cash investments. Trading fees for these purchases will be paid by the Plan Participant. Currently, the fee is $.10/share. We will continue to pay brokerage commission trading fees for shares purchased with reinvested dividends. References to our payment of fees and expenses throughout the prospectus, including on the cover page and page 6, are modified by this amendment.

If you would like to request information concerning Plan enrollment or termination, purchase or sale requests, or other services offered through the Plan, please contact the Administrator by telephone, in writing or via the Internet as follows:

Website:	www.computershare.com/investor for online access to your shareholder account
In Writing:	Computershare
P.O. Box 30170
College Station, TX 77842-3170
Telephone:	1-866-203-5173

In reviewing this prospectus supplement, you should carefully consider the matters described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K. See “Where You Can Find More Information” on page 12 of the prospectus dated March 15, 2013.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Shares of our common stock are not savings accounts, deposits or other obligations of a bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in our common stock involves investment risk, including possible loss of principal.
The date of this prospectus supplement is February 28, 2014.